Exhibit 99.2

Contacts:
Erik Higgins	Marshall Ames	Shelly Rubin
Treasurer/Investor Relations	Investor Relations	Chief Financial Officer
Newhall Land	Lennar Corporation	LNR Property Corporation
(661) 255-4064	(305) 485-2092	(305) 695-5440

FOR IMMEDIATE RELEASE

LENNAR AND LNR VENTURE TO ACQUIRE NEWHALL LAND

MIAMI, July 21, 2003 — The Newhall Land and Farming Company (NYSE: NHL), a leading planner of master-planned communities, Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, and LNR Property Corporation (NYSE: LNR), one of the nation’s leading real estate investment, finance and management companies, announced today that Newhall Land and an entity owned 50% by Lennar and 50% by LNR have entered into an agreement for the Lennar/LNR entity to acquire Newhall Land.  Under the terms of the agreement, Newhall Land’s unitholders will receive $40.50 per partnership unit in cash, which will increase at the rate of 5% per annum commencing 270 days from today. The total purchase consideration, after giving effect to payment of employee options, will be approximately $990 million plus liabilities.  The transaction is subject to approval of the California Public Utilities Commission, due to the change of control of Valencia Water Company that will result from the purchase, and customary closing conditions. The parties expect the transaction to close by the middle of 2004.  Simultaneous with the closing of the transaction, LNR will purchase existing income producing commercial assets and Lennar will option certain current homesites from the venture.

Lennar and LNR have 45 days to perform due diligence regarding Newhall Land and its properties, and during this period will have the right to terminate the agreement and forfeit a $5 million deposit.  After the 45 day due diligence period, Lennar and LNR will deposit in total an additional $25 million into escrow to secure their obligations under the agreement.

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The transaction will take the form of a merger, and is subject to approval of Newhall Land’s unitholders.    Morgan Stanley acted as financial advisors to Newhall Land and provided a fairness opinion to its board of directors.  Newhall Land’s board of directors has approved the transaction and voted to recommend that the unitholders vote in favor of the merger.  The boards of directors of Lennar and LNR also have approved the transaction.

Newhall Land intends to make a filing on Form 8-K with the Securities and Exchange Commission, which will include a copy of the Agreement and Plan of Merger.

Commenting on the transaction, Gary M. Cusumano, President and Chief Executive Officer of The Newhall Land and Farming Company, said, “The combined expertise and resources provided by the Lennar/LNR partnership will allow our management team to continue its stewardship of Newhall Land’s landholdings while implementing the vision for Valencia and Newhall Ranch.”

Jeffrey Krasnoff, President and Chief Executive Officer of LNR Property Corporation, and Robert Strudler, Chief Operating Officer of Lennar Corporation, jointly stated, “On behalf of the venture, we look forward to welcoming the Newhall associates when the transaction is completed.  Newhall Land is an excellent franchise, which will be a wonderful complement to the operations of the venture partners.”

Mr. Strudler and Mr. Krasnoff continued, “This venture provides a unique opportunity to combine the residential and commercial expertise of Lennar and LNR, respectively, as we have done in many ventures to date.  With our combined expertise in residential and commercial development, we will continue to develop this premier master-planned community in one of the fastest growing and most land constrained markets in the country. This transaction also gives the partners, individually, the opportunity to access future residential and commercial sites in the highly desirable Los Angeles market.”

Newhall Land is a premier community planner in north Los Angeles County. Its primary activities are planning the communities of Valencia and Newhall Ranch, which together form one of the nation’s most valuable landholdings. They are located on Newhall Land’s 36,000 acres, 30 miles north of downtown Los Angeles.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of Lennar’s homes and others.

LNR Property Corporation is a market leader in real estate finance, management, and development, with proven expertise in adding value to commercial real estate assets, including real estate properties, loans collateralized by real estate properties and securities backed by loans on real estate properties.

Detailed information about the proposed merger will be contained in a Proxy Statement that will be filed with the Securities and Exchange Commission.  Other materials relating to that transaction also will be filed with the Securities and Exchange Commission.  Investors are urged to read the relevant documents filed with the Securities and Exchange Commission, because they will contain important information.

Materials filed with the Securities and Exchange Commission will be available electronically, without charge, at an Internet site maintained by the Securities and Exchange Commission.  The address of that site is http://www.sec.gov.  In addition, Newhall Land will be sending the Proxy Statement to their unitholders and will make copies available to others, without charge, upon request.

Some of the statements contained in this press release are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate.  Factors which may affect the transaction include, but are not limited to, the results of the due diligence investigation by Lennar and LNR, the outcome of the vote by Newhall Land’s unitholders, and the need to obtain approval of the California Public Utilities Commission and other governmental approvals, as well as there not being a material adverse change in Newhall Land.   Factors which may affect the companies include, but are not limited to, changes in general economic conditions, the market for real estate generally and in areas where the companies have developments, the availability and cost of land suitable for development, the cyclical nature of the real estate business, successful completion of buyers’ due diligence, agreement with buyers on definitive terms, or failure to close transactions, materials prices, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting the companies’ operations.  See the respective companies’ Annual Reports on Form 10-K for their most recent year-ends for a further discussion of these and other risks and uncertainties applicable to the companies’ businesses.

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